AMENDED AND RESTATED AGREEMENT


     This is an Amended and Restated Agreement (the "Agreement") between Robert K. Swanson ("Swanson") and Grossman's, Inc. ("Grossman's" or the "Company") intended to be effective as of October 4, 1996.

     WHEREAS, Swanson has served as a director of Grossman's since 1987;
and

     WHEREAS, in November 1994, Swanson was elected to serve as Chairman of the Board in accordance with the terms of an Agreement dated as of November 23, 1994 (the "Original Agreement"); and

     WHEREAS, in connection with the retirement of the President and Chief Executive Officer of the Company on October 4, 1996, Swanson has been elected to serve in the additional capacity of Chief Executive Officer; and

     WHEREAS, this Agreement is intended to supersede the Original Agreement in all respects from and after October 4, 1996; and

     WHEREAS, in recognition of the additional services to be performed by Swanson, the Board has authorized the arrangements set forth in this Agreement;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. Effective October 5, 1996, Swanson has been elected to serve as (a) Chief Executive Officer of Grossman's, (b) Chairman of the Board of Grossman's, (c) Chairman of the Executive Committee of the Board of Grossman's, and (d) a member of the Nominating Committee of the Board of Grossman's.

     2. For Swanson's services in the positions listed in paragraph 1, Grossman's will pay to Swanson (a) an annual retainer of $15,000, payable in shares of the Company's common stock (valued at the average closing price (the "Market Price") on the NASDAQ National Market System during the ten trading days immediately preceding the date of issuance), (b) $2,000 per year, payable in cash, for each full or partial year that Swanson serves as Chairman of the Executive Committee, (c) $500, payable in cash, for attending each meeting of the Board or each meeting of any committee of the Board of which Swanson is a member, and (d) reimbursement of all expenses incurred by Swanson in connection with his service as an officer and/or director of Grossman's (upon submission by Swanson of reasonable substantiation thereof).

     3. (a) Grossman's hereby grants to Swanson, subject to approval by shareholders at the next Annual Meeting of Shareholders, a non-transferable stock option (the "Option") covering 500,000 shares of common stock at an exercise price of $1.375 per share, the fair market value on October 4, 1996.

          (b) Unless earlier terminated in accordance with Paragraph
3(d) below, the Option will be fully vested on October 1, 1997 (or earlier as provided in the next succeeding sentence), and will terminate on October 1, 2006. In addition, the Option will become fully vested in the event that, prior to October 1, 1997, either (a) Swanson is terminated by Grossman's without Cause (as defined in Paragraph 6(e) below), (b) in one or a series of transactions, all or substantially all of the assets of Grossman's are sold or otherwise disposed of, or control of more than 50% of the outstanding shares of common stock is acquired by a "person" or "group" (as those terms are defined in Rule 13d-3 unless the Securities Exchange Act of 1934, as amended) (a "Sale of the Company"), or (c) Swanson dies or becomes disabled.

          (c) In the event that the stockholders fail to approve the grant of the Option, Grossman's shall pay to Swanson, in cash, an amount equal to (x) 500,000 times (y) the difference between (i) the greater of
(x) the closing price of the common stock on the NASDAQ National Market System on date of the 1997 Annual Meeting of Stockholders or (y) the closing price of the common stock on the NASDAQ National Market System on December 31, 1997, and (ii) $1.375.

          (d) In the event that (i) Swanson voluntarily terminates his employment with the Company on or before December 31, 1997, or (ii) Swanson is terminated for Cause, the Option shall forthwith terminate and be of no further force and effect and Grossman's shall have no obligation to make any payments pursuant to Paragraph 3(c) above.

          (e) Following the earlier of December 31, 1997 or the date of termination of Swanson's employment with the Company, other than a termination for Cause or a voluntary termination by Swanson prior to December 31, 1997, the Option shall be exercisable for a period of 3 years from the date of such termination.

          (f) The remaining terms and conditions of the Option will be as set forth in a mutually acceptable Option Agreement between Grossman's and Swanson.


     4. In further consideration of Swanson's agreement to accept the responsibilities set forth herein, the Company will immediately issue to Swanson 100,000 shares of common stock (the "Shares"). The certificates evidencing the Shares will bear a legend thereon restricting transfer in the absence of registration under the Securities Act of 1933, as amended (the "Act") or an exemption therefrom. The parties agree that the fair market value of the Shares is $1.375 per Share.

     5. The Company will, at its expense, file a registration statement on Form S-3 (or such other form as may be appropriate) covering
(a) the Shares and (b) the Shares of common stock issuable upon exercise of the Option, if approved by the Company's stockholders, as soon as reasonably practicable after the date hereof and the date of the 1997 Annual Meeting of Stockholders, respectively.

     6. Swanson has also agreed that, as Chief Executive Officer and Chairman of the Board, he will be available to devote his time to Grossman's affairs for up to a maximum of 150 days per calendar year (in addition to days spent in Board or committee meetings), unless Swanson and the Board mutually agree to a greater number of days. For these services, Grossman's will pay Swanson (a) $1,000 per day payable in cash within 30 days after the end of each calendar quarter upon submission of his invoice therefor, (b) $1,000 per day payable in shares of common stock pursuant to the 1995 Directors' Stock and Option Plan (valued at the Market Price) payable within 30 days after the end of each calendar quarter upon submission of his invoice therefor, and (c) reimbursement of all expenses incurred by him (including travel expenses for his wife at his discretion and reasonable costs incurred for improving his Phoenix/Paradise Valley office) in connection with his service as Chief Executive Officer and Chairman of the Board of Grossman's (upon submission by him of reasonable substantiation thereof). Subject to Paragraph 13 below, Swanson shall otherwise be free to perform services for other persons or entities.

     7. Swanson shall be entitled to receive such bonuses as may be determined from time to time by the Compensation Committee of the Board of Directors; provided, however, that (A) for the period from October 5, 1996 through December 31, 1996, Swanson shall be entitled to a minimum bonus, payable in shares of common stock (valued at the Market Price) on or before February 10, 1997, equal to (a) 100,000 times (b) the difference between (i) the closing price of Grossman's common stock on the NASDAQ National Market System on December 31, 1996 and (ii) $1.375; and (B) for the period from January 1, 1997 through December 31, 1997, Swanson shall be entitled to a minimum bonus, payable in shares of common stock (valued at the Market Price) on or before February 10, 1998, equal to (x) 100,000 times (y) the difference between (I) the closing price of Grossman's common stock on the NASDAQ National Market System on December 31, 1997, and (II) the closing price of the common stock on the NASDAQ National Market System on December 31, 1996.

     8. (a) Either Swanson or Grossman's may terminate this Agreement and Swanson's services as Chief Executive Officer and/or Chairman of the Board hereunder upon the giving of not less than 30 days' prior written notice. Unless earlier terminated, this Agreement shall terminate on December 31, 1997.

          (b) In the event of a termination by Grossman's for any reason prior to December 31, 1997 other than Cause or in connection with or as a result of the Sale of the Company, Grossman's will immediately pay Swanson $300,000 in cash, plus a pro rata portion of the bonus minimum bonus to which he would have been entitled under Paragraph 7 above for the period in which such termination occurs.

          (c) In the event of a termination by Grossman's in connection with or as a result of the Sale of the Company, or in the event of Swanson's death or disability, Swanson (or his executors or representatives) will be entitled to receive a cash payment equal to the greater of (i) $150,000, or (ii) the product of (A) 6,000 times (B) the average number of days spent by Swanson on Grossman's affairs during each of the immediately preceding six months (or such shorter period as this Agreement has been in effect), together in each case with a pro rata portion of the minimum bonus to which he would have been entitled under Paragraph 7 above for the period in which such termination occurs.

          (d) In the event of a voluntary termination by Swanson or a termination by Grossman's for Cause at any time, Grossman's shall have no obligation to make any payments pursuant to this Paragraph 8.

          (e) For purpose of this Agreement, "Cause" means a good faith finding by the Board of a material willful breach of this Agreement by Swanson or of willful malfeasance or gross negligence in the performance by Swanson of his duties, resulting in material harm to the Company. The Company may terminate Swanson for Cause only after (i) giving him written notice of intention to terminate and the cause or reason through and of his right to a hearing , (ii) conducting a hearing before the full Board at which he may be represented by counsel on a date specified in the notice but no less than 10 days after the date of the notice, and (iii) giving him 10 days' written notice of the results of the hearing. The provisions of this Paragraph 8(e) shall not restrict or limit Swanson's rights in law or at equity or otherwise.

     9. All notices and other communications shall be in writing mailed by first class registered mail, postage prepaid, if to Swanson at the address set forth below under Swanson's signature, or, if to Grossman's, at 45 Dan Road, Canton, Massachusetts 02021, attention of the Secretary, or at such other address as either party shall designate by written notice to the other. No notice shall be deemed to have been given until actually received by the party to whom it is addressed; provided that a certified or registered mail return receipt shall be conclusive evidence of such receipt.

     10. This Agreement may not be changed, waived, discharged or terminated orally, but only by an instrument in writing, signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

     11. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other, except that this Agreement will be binding upon and inure to the benefit of any successor or successors of Grossman's whether by merger, consolidation, sale of assets or otherwise and reference herein to Grossman's is intended to include any such successor or successors.

     12. Grossman's agrees to pay the reasonable fees and expenses of Swanson's counsel in connection with the negotiation, interpretation, enforcement, preparation and defense of this Agreement or any dispute arising under this Agreement.

     13. While this Agreement is in effect and for a period of one year after its termination Swanson may not, without the consent of the Company, in any manner compete, nor may he own or acquire any equity interest in any corporation, partnership or other entity that competes, with the Company or any of its subsidiaries in any part of the United States in the retain sole of building materials or supplies or in any other business conducted by the Company presently or while this Agreement is in effect; provided, that Swanson may own an equity interest in any publicly-owned corporation that does not exceed 1% of that corporation's total equity.

     14. Swanson will be entitled to indemnification by the Company and limitation of liability for acts and omissions in his capacity as an officer and/or director of the Company or any subsidiary to the fullest extent provided by the Restated Certificate of Incorporation and By-laws of the Company as in affect or the effective date of this Agreement or to any greater extent provided by any amendment to those documents.

     15. This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts. This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, including the Original Agreement. If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be in effective to the extent, but only to the extent, of such invalidity, illegibility or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provision hereof.

     16. All payments to be made to Swanson pursuant to this Agreement shall be subject to all applicable withholding and similar taxes.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   GROSSMAN'S INC.



                              By:________________________________
                                 Name:
                                 Title:



                                 ________________________________
                                 Robert K. Swanson
                                 c/o RKS,Inc.
                                 5600 North Palo Cristi Road
                                 Paradise Valley, Arizona  85253